ADVERTISING SERVICES AGREEMENT

         This Advertising Services Agreement (this "Agreement") is made and entered into as of this third day of January, 2001 by and between SportsNuts.com International, Inc., a Delaware corporation (the "Company"), and Christopher Holly, an individual residing in the State of Arizona ("Mr. Holly"). The Company and Mr. Holly are collectively referred to hereinafter as the "Parties" or individually, a "Party."

         1.  Services Provided.  Mr. Holly agrees to promote and
             -----------------
advertise the Company and its products and services with respect to organizations and enterprises affiliated with Mr. Holly. The Company authorizes Mr. Holly to act as its nonexclusive agent in promoting the Company, its products and services and shall have sole responsibility for the production and content of any advertising media used by Mr. Holly in furtherance of this Agreement.

         2.  Fees.  As compensation for the services rendered
             ----
hereunder, the Company shall issue to Mr. Holly warrants to purchase Six Hundred Thousand (600,000) shares of its Common
Stock ("Warrants") at the following exercise price:

                  a. Warrants with respect to Three Hundred Thousand (300,000) shares shall be exercisable at a price of $0.0833 per share.

                  b. Warrants with respect to the remaining Three Hundred Thousand (300,000) shares shall be exercisable at a price per share to be determined jointly by Mr. Holly and the Company during the term of this Agreement

The Warrants issued hereunder shall expire one (1) year from the date hereof. The Warrants shall be exercisable in accordance with the form attached hereto as Exhibit "A."

         3. Registration.  As soon as practicable, the Company
            ------------
agrees to file a Registration Statement with the Securities and Exchange Commission on Form S-8 with respect to the Warrants issued to Mr. Holly pursuant to this Agreement and the shares of Common Stock underlying such Warrants.

         4.  Limitations.  In connection with the services provided
             -----------
hereunder, the Company specifically disclaims all implied warranties, including the implied warranties of merchantability or fitness for a particular purpose. In no event will the Company be liable to Mr. Holly or to a third party for special, collateral, exemplary, indirect, incidental, or consequential damages (including, without limitation, loss of good will, profits, revenues, or savings, loss of use, interruption of business, or claims of customers of Mr. Holly) whether such damages occurred prior or subsequent to, or are alleged as a result of tortious conduct or breach of any of the provisions of this Agreement, even if the Company had been advised of the possibility of such damages.

         5. Term and  Termination.  This Agreement  shall remain in effect for a
            ---------------------
period of ninety (90) days from the date hereof, provided however that either Party may terminate this Agreement upon thirty (30) days written notice.

         6. No Joint Venture or Partnership.  This Agreement is a
            -------------------------------
contract for the provision of services only. It does not, and shall not be construed, to create a joint venture or partnership between the Parties.

         7. Notices.  All notices,  requests,  demands, and other communications
            -------
hereunder shall be in writing and shall be given by express delivery service, hand deliver, or by certified mail, postage prepaid, return receipt requested, to the Parties at the addresses set forth below, or at such other address as the Parties may designate by written notice:

         If to the Company:                    If to Mr. Holly:

         SportsNuts.com International, Inc.    _______________________
         10421 South 400 West, Suite 550       _______________________
         Salt Lake City, Utah 84095            _______________________
         Attention: Kenneth Denos

         Notices shall be deemed effective upon receipt or upon attempted delivery if delivery is refused by the intended recipient or if delivery is impossible because the intended recipient has failed to provide a reasonable means for accomplishing delivery.

         8.  Successors and Assigns.  This Agreement shall be
             ----------------------
binding and shall inure to the benefit of the Parties' respective heirs, successors, assigns, executors, or personal representatives.

         9. Entire Agreement.  This Agreement constitutes the
            ----------------
entire agreement with regard to the subject matter hereto, and shall not be modified, amended, or superseded without the express written consent of the Parties.

         10. Waiver.  The waiver of either Party of any default in
             ------
the performance of the other Party of any covenant contained herein shall not be construed to be a waiver of any preceding or subsequent default of the same or any other covenants contained herein.

         11. Governing Law.  This Agreement shall be governed and
             -------------
construed according to the laws of the State of Utah unless superseded by the laws of the United States.

         IN WITNESS WHEREOF, this Agreement is executed as of the day and year first written above.

                             SPORTSNUTS.COM INTERNATIONAL, INC.

                             /s/ Kenneth Denos
                             ---------------------------
                                 Kenneth Denos
                                 President


                             /s/ Christopher Holly
                             ---------------------------
                                 Christopher Holly

                                    EXHIBIT A

                              WARRANT PURCHASE FORM


                                        Dated:
                                        --------------------------------

         The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing _________ shares of Warrant Stock, and hereby makes payment of $________ in payment of the actual exercise price thereof.



                                      ----------------------------------------
                                      Signature